Exhibit 99.1
MiMedx Announces Expectation to Exceed the $92 Million
Top End of First Quarter Revenue Guidance
Continues to Cooperate with Regulatory Agencies

Marietta, Georgia, March 15, 2018 -- MiMedx Group, Inc. (NASDAQ: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today announced its expectation for first quarter of 2018 revenue to exceed the $92 million high end of its previously released guidance. MiMedx reiterated its full-year 2018 revenue guidance range of $383 million to $387 million.
Parker H. “Pete” Petit, Chairman and CEO, commented, “This year started off strong, and we have continued to see momentum build through the quarter. With our current revenue pace and more than two-thirds of the first quarter completed, we are confident in our expectation that we will exceed $92 million in revenue for the first quarter of 2018.”
“We are particularly pleased with the continual expansion of our customer accounts. Our total number of active accounts grew by approximately 27% in 2017, and we expect a similar level of growth this year,” added Bill Taylor, President and COO. “The first quarter has traditional headwinds due the resetting of annual insurance deductibles and changes in plan designs, as well as the typical winter weather obstacles that affect treatment days. Our sales planning and execution have again enabled us to overcome normal first quarter obstacles to exceed our initial guidance. This is very encouraging and shows that our momentum is building.”
As previously announced, the Audit Committee of the Company’s Board of Directors is conducting an independent investigation into current and prior-period matters relating to allegations regarding certain sales and distribution practices, including allegations made by certain former employees and short sellers. As a result, the Company has delayed the filing of its Form 10-K for the year ended December 31, 2017. The Company looks forward to the completion of the Audit Committee’s investigation. Also, as previously announced, the Company received a subpoena last year from the Securities and Exchange Commission (SEC). The Company continues to provide documents in response to the subpoena. In addition, the Company was recently informed that, in parallel with the SEC’s investigation, the U.S. Department of Justice is also reviewing these matters on a preliminary basis. MiMedx will continue to cooperate with these regulatory agencies.
Over the last several months, the Company has posted numerous responses to allegations that have been made against it and its employees. In view of the Audit Committee’s investigation, the Company no longer intends to post responses to these allegations.
MiMedx remains focused on developing regenerative biomaterials that equip physicians to help improve the lives of patients, and is committed to innovation and product quality, efficiently managing its business and driving value creation.

About MiMedx
MiMedx® is the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. "Innovations in Regenerative Medicine" is the framework behind the Company’s mission to give physicians products and tissues to help the body heal itself. The Company processes the human placental tissue utilizing its proprietary PURION® Process methodology, among other processes, to produce safe and effective allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

Safe Harbor Statement
This press release includes forward-looking statements that may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ from those set forth in the forward-looking statements. For more detailed information on the risks and uncertainties, please review the Risk Factors section of the Company’s most recent annual report or quarterly report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Contact:
Robert P. Borchert
Vice President, Investor Relations
770-651-9383
investorrelations@mimedx.com

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com